EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Interlink Electronics, Inc.:

We consent to the use of our report dated February 4, 2003, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Interlink Electronics, Inc. and subsidiaries for the year ended December 31, 2002, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California

August 19, 2005